DRAFT OF 10/10/00

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities

                              Exchange Act of 1934

[x]      Filed by the registrant
[_]      Filed by a party other than the registrant

Check the appropriate box:

[x]      Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]      Definitive Proxy Statement
[_]      Definitive Additional Materials
[_]      Soliciting Material Pursuant toss.240.14a - 11(c) orss.240.14a-12


                             MATRIA HEALTHCARE, INC.
                (Name of Registrant as Specified in Its Charter)

                                       N/A
       (Name of Person(s) filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[x]      No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:_____________________

         (2) Aggregate number of securities to which transaction applies:_____________________

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_____________________________________________

         (4)      Proposed maximum aggregate value of transaction:_____________

         (5)      Total fee paid: _____________________

[_]      Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting Fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid: __________________________________
         (2)      Form, Schedule or Registration Statement No.:_____________
         (3)      Filing party:_____________________________________________
         (4)      Date Filed:_______________________________________________

                             MATRIA HEALTHCARE, INC.

                               1850 Parkway Place

                             Marietta, Georgia 30067

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         To be Held on December 5, 2000

         NOTICE IS HEREBY GIVEN THAT a Special Meeting of Stockholders (the "Special Meeting") of Matria Healthcare, Inc. (the "Company" or "Matria") will be held on December 5, 2000, at 10:00 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, for the following purposes:

         (1) To approve an amendment of the Company's Certificate of Incorporation to effect a reverse stock split whereby the Company would issue one new share of Common Stock in exchange for not less than three nor more than five shares of outstanding Common Stock and to reduce proportionately the number of authorized shares of Common Stock; and

         (2) To transact such other business as properly may come before the Special Meeting and any adjournment or postponement thereof.

         Your vote is important regardless of the number of shares you own. Each stockholder, even though he or she now plans to attend the Special Meeting, is requested to sign, date and return the enclosed proxy card without delay in the enclosed postage-paid envelope. You may revoke your proxy at any time prior to its exercise. Any stockholder present at the Special Meeting or any adjournment or postponement thereof may revoke his or her proxy and vote personally on each matter brought before the meeting.

         I look forward to welcoming you at the meeting.

                                Very truly yours,




                                Roberta L. McCaw
                                Secretary

Marietta, Georgia
October __, 2000

                             MATRIA HEALTHCARE, INC.
                               1850 Parkway Place
                             Marietta, Georgia 30067

                                 PROXY STATEMENT
                         SPECIAL MEETING OF STOCKHOLDERS

                           To Be Held December 5, 2000

                               GENERAL INFORMATION

         This proxy statement and the accompanying proxy card are being furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of Matria Healthcare, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders (the "Special Meeting") to be held on December 5, 2000 at 10:00 a.m. local time at 1850 Parkway Place, Suite 320, Marietta, Georgia 30067, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders and in this Proxy Statement.

         It is anticipated that this proxy statement and the accompanying proxy will first be mailed to the Company's stockholders on or about October __, 2000.

Record Date

         The Board of Directors has fixed the close of business on October 18, 2000 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting and at any adjournment or postponement thereof. At the close of business on the Record Date, __________ shares of Common Stock were issued and outstanding.

Proxies

         When a proxy card is returned, properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a stockholder does not attend the Special Meeting and does not return the signed proxy card, such stockholder's shares will not be voted. If a stockholder returns a signed proxy card but does not indicate how his or her shares are to be voted, such shares will be voted FOR approval of the amendment of the Company's Certificate of Incorporation to effect a reverse stock split whereby the Company would issue one new share of Common Stock in exchange for not less than three nor more than five shares of outstanding Common Stock and to reduce proportionately the number of authorized shares of Common Stock. As of the date of this proxy statement, the Board of Directors does not know of any other matters that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for consideration, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

         Any proxy given may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares of Common Stock and delivering it to the Secretary of the Company at or before the taking of the vote at the Special Meeting or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Matria Healthcare, Inc., 1850 Parkway Place, Marietta, Georgia 30067, Attention: Secretary, or hand delivered to the Secretary of the Company at or before the taking of the vote at the Special Meeting.

     The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, D.F. King & Co., Inc. ("D.F. King") will assist in the solicitation of proxies by the Company for a fee of $5,500, plus reimbursement of reasonable out-of-pocket expenses.

Quorum

         The presence, either in person or by properly executed proxies, of the holders of a majority of the outstanding shares of the Company's Common Stock is necessary to constitute a quorum at the Special Meeting. Abstentions will be treated as present for quorum purposes.

Vote Required

         The Company's stockholders are entitled to one vote at the Special Meeting for each share of Common Stock held of record by them on the Record Date. The affirmative vote of a majority of the outstanding shares of Common Stock is required to approve the amendment of the Company's Certificate of Incorporation to effect a reverse stock split and to reduce proportionately the number of authorized shares of Common Stock. Votes may be cast for or against or to abstain from approval of the amendment of the Company's Certificate of Incorporation. Under applicable Delaware law, abstentions will have the effect of a vote against approval of the amendment of the Company's Certificate of Incorporation.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information as to the beneficial ownership of shares of the Company's Common Stock as of October 1, 2000 by (i) all stockholders known by the Company to be the beneficial owners of more than five percent of its Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each of the Company's four other most highly compensated executive officers serving at the end of the 1999 fiscal year, and
(iv) all executive officers and directors as a group. Unless otherwise indicated, the holders listed below have sole voting and investment power with respect to all shares beneficially owned by them.

                                                                 Amount and Nature              Percent
Name of Beneficial Owner                                     of Beneficial Ownership (1)       of Class (2)



Gainor Medical Management, L.L.C. (3)                                6,222,222                  14.4%
Lord, Abbett & Co. (4)                                               4,714,825                  12.7%
Dimensional Fund Advisors, Inc. (5)                                  2,224,200                   6.0%
Wellington Management Company, LLP (6)                               2,025,000                   5.4%
Vanguard Explorer Fund (7)                                           2,025,000                   5.4%
Parker H. Petit (8)                                                  1,541,081                   4.1%
Donald R. Millard (9)                                                  417,057                   1.1%
Frank D. Powers (10)                                                   381,723                   1.0%
Thornton A. Kuntz, Jr. (11)                                             58,985                    -
Roberta L. McCaw (12)                                                   37,271                    -
Yvonne V. Scoggins (13)                                                 56,468                    -
Mark J. Gainor (14)                                                  6,223,472                  14.4%
Jeffrey D. Koepsell                                                        -0-                    -
Richard F. Levy (15)                                                       833                    -
Carl E. Sanders (16)                                                   124,500                    -
Thomas S. Stribling (17)                                                 7,500                    -
Jackie M. Ward (18)                                                     55,004                    -
Donald W. Weber (19)                                                    12,500                    -
Morris S. Weeden (20)                                                   75,000                    -
Frederick P. Zuspan (21)                                                84,019                    -
All executive officers and directors
as a group (17 persons)                                              9,204,749                  20.7%
--------------------------------------------------

-- Less than 1%

     (1) Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security ("voting power") or the power to dispose or to direct the disposition of such security ("investment power"). A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days as well as any securities owned by such person's spouse, children or relatives living in the same house. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities.

     (2) Based on 36,911,558 shares of Common Stock outstanding on October 1, 2000. With respect to each person or group in the table, assumes that such person or group has exercised all options, warrants and other rights to purchase Common Stock which he or she beneficially owns and which are exercisable within 60 days and that no other person has exercised any such rights.

     (3) Gainor Medical Management, L.L.C. does not actually own any shares of Common Stock. The number of shares benefically owned is based on information contained in a report on Schedule 13D filed by Gainor Medical Management, L.L.C., Mark J. Gainor and Gainor Medical U.S.A. Inc. (the "Acquirers") with the SEC on January 27, 1999. The Acquirers' principal business address is at 2205 Highway 42 North, P.O. Box 353, McDonough, Georgia 30253. Gainor Medical Management, L.L.C. sold substantially all of its assets to Matria in exchange for, among other things, a currently exercisable warrant to purchase 4,000,000 shares of Matria's Common Stock and 10,000 shares of Series A convertible preferred stock that is currently convertible into 2,222,222 shares of Matria's Common Stock. The aggregate exercise price of the warrants is $12,000,000 and the aggregate liquidation preference of the Series A convertible preferred stock that would be surrendered upon conversion to Common Stock is $10,000,000. Gainor Medical U.S.A., Inc. beneficially owns 6,222,222 shares by virtue of the fact that it is the majority member of Gainor Medical Management, L.L.C. Gainor Medical U.S.A., Inc. disclaims beneficial ownership of 2,811,822 shares, the ownership of which is attributable to other members of Gainor Medical Management, L.L.C. Mr. Gainor beneficially owns 6,222,222 shares of Matria Common Stock by virtue of the fact that he owns, either directly or through his ownership of Gainor Medical U.S.A., Inc. common stock, a majority of Gainor Medical Management, L.L.C. See footnote 15 below for a description of shares of stock disclaimed by Mr. Gainor.

     (4) The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on February 2, 2000. The address of Lord, Abbett & Co. is 90 Hudson Street, Jersey City, New Jersey 07302.

     (5) The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on February 11, 2000. The address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

     (6) The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on February 9, 2000. The address of Wellington Management Company, LLP ("WMC") is 75 State Street, Boston, Massachusetts 02109. According to its Schedule 13G, WMC, in its capacity as investment adviser, may be deemed to beneficially own 2,025,000 shares of the Company's Common Stock that are held of record by clients of WMC. WMC reports that it has no power to vote or direct the vote of such shares and shared power to dispose or direct the disposition of such shares, while its clients have the right to receive, or direct the receipt of, dividends from, or proceeds from the sale of, such shares. The shares reported by WMC are also beneficially owned by Vanguard Explorer Fund (See footnote 7 below).



     (7) The number of shares owned is based on information contained in a report on Schedule 13G filed with the SEC on February 8, 2000. According to its Schedule 13G, Vanguard Explorer Fund has the sole power to vote or direct the vote of such shares and shared power to dispose or direct the disposition of such shares. The address of Vanguard Explorer Fund is Post Office Box 2600, Valley Forge, Pennsylvania 19482.


     (8) Represents 1,328,581 shares owned by Mr. Petit, 52,500 shares held by Petit Investments Limited Partnership, 10,000 shares held by Petit Grantor Trust and 150,000 shares that are subject to purchase upon exercise of options exercisable within 60 days.


     (9) Represents 92,427 shares owned by Mr. Millard, 10,000 shares owned by his adult son who resides at home, 312,590 shares that are subject to purchase upon exercise of options exercisable within 60 days, and 2,040 shares issuable upon conversion of 8% Convertible Subordinated Debentures owned by Mr. Millard. Effective October 4, 2000, Mr. Parker
          H. Petit, Chairman of the Board, succeeded Mr. Millard as President and Chief Executive Officer of the Company. Also effective October 4, 2000, Mr. Millard resigned from the Company's Board of Directors and Mr. Guy W. Millner, who is neither an officer or employee of the Company, was elected by the Board of Directors as a director to fill the vacancy created by Mr. Millard's resignation.

     (10) Represents 81,103 shares owned by Mr. Powers and 300,620 shares that are subject to purchase upon exercise of options exercisable within 60 days.

     (11) Represents 14,537 shares owned by Mr. Kuntz and 44,448 shares that are subject to purchase upon exercise of options exercisable within 60 days.

     (12) Represents 13,687 shares owned by Ms. McCaw and 23,584 shares that are subject to purchase upon exercise of options exercisable within 60 days.

     13) Represents 17,395 shares owned by Ms. Scoggins and 39,073 shares that are subject to purchase upon exercise of options exercisable within 60 days.

(14) Mr. Gainor does not actually own any shares of Common Stock. The number of shares beneficially owned consists of 1,250 shares that are subject to purchase upon exercise of an option exercisable within 60 days that was granted to Mr. Gainor as a member of the Company's Board of Directors . In addition, Gainor Medical Management, L.L.C. owns a currently exercisable warrant to purchase 4,000,000 shares and 10,000 shares of Series A convertible preferred stock that is currently convertible into 2,222,222 shares of Common Stock. The aggregate exercise price of the warrants is $12,000,000 and the aggregate liquidation preference of the Series A convertible preferred stock that would be surrendered upon conversion to Common Stock is $10,000,000. Because Mr. Gainor is a member of the Management Committee of Gainor Medical Management, L.L.C. and owns, either directly or through his ownership of Gainor Medical U.S.A., Inc. common stock, a controlling interest in Gainor Medical Management, L.L.C., he is deemed to be the beneficial owner of the shares of Common Stock issuable upon exercise of the warrants and conversion of the Series A convertible preferred stock. Mr. Gainor, however, disclaims ownership of 849,440 shares of the stock related to the warrant and 479,344 shares of the stock related to the Series A convertible preferred stock that are attributable to the owners of Gainor Medical Management, L.L.C. other than himself and companies that he controls.

     (15) Represents 833 shares that are subject to purchase upon exercise of options exercisable within 60 days.

     (16) Represents 64,500 shares owned by Mr. Sanders and 60,000 shares that are subject to purchase upon exercise of options exercisable within 60 days.

     (17) Represents 5,000 shares owned by Mr. Stribling and 2,500 shares that are subject to purchase upon exercise of an option exercisable within 60 days.

     (18) Represents 4 shares issuable upon conversion of 8% Convertible Subordinated Debentures owned by Ms. Ward and 55,000 shares that are subject to purchase upon exercise of options exercisable within 60 days.

     (19) Represents 10,000 shares owned by Mr. Weber and 2,500 shares that are subject to purchase upon exercise of an option exercisable within 60 days.

     (20) Represents 15,000 shares owned by Mr. Weeden and 60,000 shares that are subject to purchase upon exercise of options exercisable within 60 days.

     (21) Represents 29,019 shares owned by Dr. Zuspan and 55,000 shares which are subject to purchase upon exercise of options exercisable within 60 days.

                 PROPOSAL TO AMEND CERTIFICATE OF INCORPORATION
                          TO EFFECT REVERSE STOCK SPLIT

General

         On September 20, 2000, the Company's Board of Directors approved, and recommended that stockholders approve, an amendment to Article IV of the Company's Restated Certificate of Incorporation (the "Amendment") to effect a reverse stock split (the "Reverse Split") of the Company's Common Stock (of which ______ shares were issued and outstanding as of the close of business on the Record Date), whereby the Company would issue one new share of Common Stock in exchange for not less than three nor more than five shares of outstanding Common Stock. The Amendment also would reduce proportionately the number of authorized shares of Common Stock. If approved, the Amendment would be effective on the date a Certificate of Amendment (the "Certificate of Amendment") is filed with the Secretary of State of the State of Delaware (the "Effective Date").

         The complete text of the Certificate of Amendment that would be filed in the office of the Secretary of State of the State of Delaware to effect the Reverse Split is set forth in Appendix A to this Proxy Statement, provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the Company's Board of Directors deems necessary and advisable to effect the Reverse Split in the range described above and the proportionate reduction in the number of authorized shares of Common Stock.

Effect of Reverse Split

         If the Amendment is approved by the stockholders at the Special Meeting, the Board of Directors, in its discretion, will determine the appropriate number of outstanding shares of Common Stock (the "Reverse Split Number") to be exchanged for a single new share of Common Stock in the Reverse Split. The Reverse Split Number will be from three to five, inclusive. The actual Reverse Split Number will be determined in a manner that takes into consideration items more fully discussed below.

         Upon the Effective Date, each fixed number of shares of Common Stock of the Company ("Old Common Stock") equal to the Reverse Split Number issued and outstanding will be combined, reclassified and changed into one fully paid and non-assessable share of Common Stock ("New Common Stock"). Each holder of record of a certificate representing shares of Old Common Stock will be entitled to receive, upon surrender of such certificate, a certificate representing the number of whole shares of New Common Stock to which the holder is entitled pursuant to the Reverse Split. Any certificates for shares of Old Common Stock not so surrendered shall be deemed to represent one share of New Common Stock for each such fixed number of shares equal to the Reverse Split Number of Old Common Stock previously represented by such certificate. No fractional shares of Common Stock or scrip representing fractional shares will be issued as a result of the Reverse Split. Although the number of each stockholder's shares of Common Stock will be reduced as a result of the Reverse Split, such stockholder's voting rights and pro rata equity interest in the Company and its shares of outstanding Common Stock will not be reduced, except for possible immaterial changes due to the Company's purchase of fractional shares as described below.

         The Reverse Split also will effect a reduction in the aggregate number of shares of Common Stock reserved for issuance upon exercise of warrants, options and other rights to purchase the Company's Common Stock. Each outstanding warrant, option or other right will automatically become a warrant or option to purchase the number of shares subject to the warrant or option immediately prior to the Reverse Split divided by the Reverse Split Number, and the exercise price will be proportionately adjusted to reflect the Reverse Split. In addition, the shares available for issuance under the Company's stock option and stock purchase plans will be reduced to reflect the Reverse Split, and the other relevant terms and provisions of the Company's stock option and stock purchase plans will be appropriately adjusted.

     The Company also has outstanding 10,000 shares of Series A Convertible Preferred Stock and $1,186,000 of 8% Convertible Subordinated Debentures (the "Debentures"), which are convertible into shares of Common Stock at the option of the preferred stock and debenture holders at a conversion price of $4.50 and $4.90 per share, respectively. The Reverse Split will increase the conversion price of the Series A Convertible Preferred Stock and the Debentures by a multiple equal to the Reverse Split Number and the number of shares of Common Stock issuable upon conversions of the Series A Convertible Preferred Stock and the Debentures will be reduced proportionately.

         The Reverse Split will reduce the number of issued and outstanding shares of the Company's Common Stock. Except for changes resulting from the receipt of cash in lieu of fractional shares as described below, the Reverse Split will not change the equity interests of the stockholders in the Company and will not affect the relative rights of any stockholder or result in a dilution or diminution of any stockholder's proportionate interest in the Company. Management does not believe, nor does it intend, that the Reverse Split will result in a significant number of stockholders being cashed out by virtue of holding less than one share after the Reverse Split.

         The Amendment to effect the Reverse Split would reduce the number of shares of Common Stock that the Company is authorized to issue to a number equal to the number of shares of Common Stock currently authorized (100,000,000) divided by the Reverse Split Number.

     If adopted, the Amendment will not affect the .01 par value of the Company's Common Stock; however, an amount equal to the difference between the aggregate par value of the Old Common Stock and the aggregate par value of the New Common Stock will be transferred for financial accounting purposes from the Company's Common Stock account to the Company's additional paid-in capital account.

Fractional Shares

         Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Old Common Stock that is not evenly divisible by the Reverse Split Number will be entitled, upon surrender of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of New Common Stock on the Effective Date as reported on The Nasdaq National Market. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights, except to receive payment therefor as described above.

Purpose of the Proposed Reverse Split

         The Board of Directors believes that the Reverse Split should enhance the acceptability of the Company's Common Stock to the financial community and the investing public. Many leading brokerage firms are reluctant to recommend low-priced stocks to their clients. Additionally, because brokers' commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in an individual stockholder's paying transaction costs that represent a higher percentage of total share value than would be the case if the Company's share price were substantially higher. This factor may also limit the willingness of institutions to purchase the Company's stock. In addition, a variety of brokerage house policies and practices tend to discourage individual brokers within those firms from dealing in low-priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures that function to make the handling of low-priced stocks unattractive to brokers from an economic standpoint.

     The Common Stock has been trading at a price below $5.00 per share for several months. With the shares trading in such a range, small moves in absolute terms in the price-per-share of Common Stock translate into disproportionately large swings in the price on a percentage basis, and these swings tend to bear little relationship to the financial condition and results of the Company. In the Board's view, these factors have contributed to an unjustified, relatively low level of interest in the Company on the part of investment analysts, brokers and professionals, and individual investors, which tends to depress the market for the Common Stock. The Board has thus proposed the Reverse Split as a means of increasing the per-share market price of the Common Stock in the hope that these problems will thereby be addressed.

     Finally, in order for the Company's Common Stock to continue to be eligible for quotation on The Nasdaq National Market, the Common Stock must maintain a minimum bid price per share of $5.00, as well as meet certain other requirements. Although the Company currently meets all other listing requirements, the Company's Common Stock currently does not meet the $5.00 minimum bid price requirement. The Company's failure to comply with the minimum price requirement on or before December ___, 2000 will result in the removal of the Company's Common Stock from The Nasdaq National Market. Although the Company's Common Stock would be eligible for listing on The Nasdaq SmallCap Market, management believes that listing on The Nasdaq National Market is preferred. Accordingly, management believes that, if required to maintain the Company's Nasdaq National Market listing, the implementation of the Reverse Split is in the best interests of the Company and its stockholders.

         The decrease in the number of shares of Common Stock outstanding as a consequence of the proposed Reverse Split should increase the per share price of the Common Stock, which should enable the Company to maintain its listing on The Nasdaq National Market and may encourage greater interest in the Common Stock and possibly promote greater liquidity for the Company's stockholders. However, the increase in the per share price of the Common Stock as a consequence of the proposed Reverse Split may be proportionately less than the decrease in the number of shares outstanding. In addition, any increased liquidity due to any increased per share price could be partially or entirely offset by the reduced number of shares outstanding after the proposed Reverse Split. Moreover, the Reverse Split is expected to increase the number of "odd-lot" Common Stock holdings (i.e., holdings of a number of shares that are not divisible by 100), which may be more difficult to sell and may also result in increased selling costs. Nevertheless, the proposed Reverse Split could result in a per share price that adequately compensates for the adverse impact of the market factors noted above. There can, however, be no assurance that the market price of the Common Stock after the proposed Reverse Split will increase in direct proportion to the ratio of the Reverse Split (e.g., a 1:3 Reverse Split may not result in an increase in the pre-Reverse Split market price by a multiple of three), or that such price will either exceed or remain in excess of the current market price or the minimum bid price for continued listing on The Nasdaq National Market.

Procedure for Implementing the Reverse Split

     If the Amendment is approved by the stockholders at the Special Meeting, the Board, in its discretion, will determine as soon as practicable the Reverse Split Number. The Certificate of Amendment will become effective upon the filing with the Secretary of State of the State of Delaware. Currently, management intends to effect the Reverse Split as soon as practicable subsequent to receiving the requisite stockholder approval. The Board expects that the filing will be made on or about December 6, 2000. The Company expects to notify stockholders of the effectiveness of the Reverse Split and the Reverse Split Number by a press release.

         Each stockholder of record as of the close of business on the Effective Date will be entitled to receive, upon surrender of a certificate of shares of Old Common Stock, a new stock certificate representing the number of whole shares of the Company's New Common Stock to which the holder shall be entitled pursuant to the Reverse Split. For example, if the Reverse Split Number determined by the Board is three and a stockholder owned 300 shares of the Company's Old Common Stock on the Effective Date, upon surrender of the certificate for 300 shares, the Company would mail to the stockholder a share certificate for 100 shares of the Company's New Common Stock. Any certificates for shares of Old Common Stock not so surrendered after the Effective Date shall be deemed to represent one share of New Common Stock for each such fixed number equal to the Reverse Split Number of Old Common Stock previously represented by such certificate. Holders of fractional share interests will be entitled to receive cash in lieu of fractional shares as described above.

     The Company expects that its transfer agent will act as exchange agent (the "Exchange Agent") for purposes of implementing the exchange of stock certificates. Shortly after the Effective Date, each holder of an outstanding certificate theretofore representing shares of Old Common Stock will receive from the Exchange Agent instructions for the surrender of such certificate to the Exchange Agent. No new certificates or cash in lieu of fractional shares will be issued to a stockholder until such stockholder has surrendered to the Exchange Agent such stockholder's outstanding certificates together with a properly completed and executed letter of transmittal. Stockholders should not destroy any stock certificate and should not submit any certificate until requested to do so by the Company or the Exchange Agent.

No Appraisal Rights

         Under Delaware law, stockholders of the Company are not entitled to appraisal rights with respect to the proposed Reverse Split.

Federal Income Tax Consequences

     The following discussion generally describes certain federal income tax consequences of the proposed Reverse Split to stockholders of the Company. The following does not address any foreign, state, local tax or minimum income or other federal tax consequences of the proposed Reverse Split. Moreover, the federal income tax consequences of the Reverse Split will vary among stockholders. In addition, the actual consequences for each stockholder will be governed by the specific facts and circumstances pertaining to such stockholder's acquisition and ownership of the Common Stock.

     Thus, the Company makes no representations concerning the tax consequences for any of its stockholders and recommends that each stockholder consult with his own tax advisor concerning the tax consequences of the Reverse Split, including federal, state and local or other income tax.

     The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the proposed Reverse Split. However, the Company believes that, because the Reverse Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, the proposed Reverse Split will have the following income tax effects:

         1. A stockholder will not recognize taxable gain or loss as a result of the Reverse Split, except to the extent a stockholder receives cash in lieu of fractional shares. Cash payments in lieu of a fractional share of New Common Stock should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. Generally, a stockholder receiving such payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. Such gain or loss generally will be capital gain or loss.

         2. In the aggregate, the stockholder's basis in New Common Stock will equal his basis in the shares of Old Common Stock exchanged therefor (but not including the basis allocated to a fractional share for which the stockholder is entitled to receive cash), and such stockholder's holding period for New Common Stock will include the holding period for Old Common Stock exchanged therefor if the shares of Old Common Stock were capital assets in the hands of such stockholder.

         3. The proposed Reverse Split will constitute a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company will not recognize any gain or loss as a result of the Reverse Split.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS VOTE "FOR" THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE SPLIT AND TO REDUCE PROPORTIONATELY THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                     STOCKHOLDER PROPOSALS AT THE COMPANY'S
                       NEXT ANNUAL MEETING OF STOCKHOLDERS

         The 2001 Annual Meeting of Stockholders ("2001 Annual Meeting") is anticipated to be held in June 2001. Under the Company's Amended and Restated bylaws, a notice of intent of a stockholder to bring a proposal (other than a director nomination) before the 2001 Annual Meeting must comply with the requirements of the Company's Bylaws and must be received by the Company no later than December 19, 2000 in order for the proposal to be presented for a vote at the meeting. However, if the 2001 Annual Meeting is held on a date more than 30 days before or after May 18, 2001, notice of a stockholder proposal
(other than a director nomination), to be timely, must be received by the Company within a reasonable time before the Company begins to print and mail proxy materials. If timely delivered to the Secretary of the Company, such proposals may be included in the Company's Proxy Statement for the 2001 Annual Meeting, provided the proponent(s) satisfies all applicable rules of the Securities and Exchange Commission relating to stockholder proposals. The
Company will furnish copies of the Bylaw provisions that set forth the requirements of the notice of intent by a stockholder upon written request to the Secretary of the Company at the address set forth below.

     Notices of intention to present proposals at the 2001 Annual Meeting or requests in connection therewith should be addressed to Matria Healthcare, Inc., 1850 Parkway Place, Marietta, Georgia 30067, Attention: Corporate Secretary.


                                  OTHER MATTERS

         Management does not know of any other business to come before the Special Meeting. If, however, other matters do properly come before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                Roberta L. McCaw
                                Secretary

____________, 2000

                                   APPENDIX A

                           CERTIFICATE OF AMENDMENT OF

                    RESTATED CERTIFICATE OF INCORPORATION OF

                             MATRIA HEALTHCARE, INC.

     It is hereby certified that:

     1. The name of the Corporation (hereinafter called the "Corporation") is Matria Healthcare, Inc.

     2. The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article:

                                  "ARTICLE IV.

                  The   Corporation   shall   have   the   authority   to  issue
         _____________ shares of stock, consisting of __________ shares of Common Stock, par value $.01 per share, and 50,000,000 shares of Preferred Stock, par value $.01 per share. Effective at the time of filing this Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, each ___________ (___) share of the Corporation's Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be converted into one share of Common Stock of the Corporation (the "Reverse Split"). No fractional shares shall be issued, and, in lieu thereof, the Corporation shall pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined in accordance with Section 155 of the Delaware General Corporation Law. From and after the filing of this Certificate of Amendment, the amount of capital represented by the shares of Common Stock which remain issued and outstanding after the Reverse Split shall be the same as the amount of capital represented by the shares of Common Stock issued and outstanding immediately prior to the Reverse Split, until thereafter reduced or increased in accordance with applicable law."

     3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the proposed amendment of the Restated Certificate of Incorporation as set forth in paragraph 2 hereinabove was adopted by the Board of Directors of the Corporation on September 20, 2000 declaring said amendment to be advisable and calling a meeting of the stockholders for consideration thereof. Thereafter, a special meeting of the stockholders of said Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     4. The effective time of the amendment  herein  certified shall be _______,
____.

         IN WITNESS WHEREOF, this Amendment to the Restated Certificate of Incorporation has been its authorized officer this ____ day of _________, ____.

                                 MATRIA HEALTHCARE, INC.

                                 By:_____________________________________
                                    Roberta L. McCaw, Vice President-Legal,
                                    General Counsel and Secretary